UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

QUEPASA Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 E. Redfield Rd. Suite A Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-348-2665

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2008, Quepasa Corporation (the “Company”) issued a $300,000 Multiple Advance Promissory Note (the “Note”) to BRC Group, LLC (“BRC”). BRC owns La Alianza de Futbol Hispano (“La Alianza”), an organization involved in the support and development of amateur Hispanic soccer in the United States. The Company and BRC agreed to the terms of the Note with the understanding that the Company and BRC would work towards finalizing an agreement within the next thirty (30) days, which would provide for, among other things, the Company becoming the official social networking sponsor for La Alianza. The Company will disclose the final agreement with BRC on Form 8-K.

Under the terms of the Note, BRC may request an advance from the Company of up to $300,000 until February 8, 2008. However, the Company has sole discretion on whether to grant such requests. Further, any unpaid principal balance is due in full upon the earlier of: (i) February 8, 2008; (ii) an event of default under the Note; or (iii) demand by the Company. Finally, interest will accrue on an advanced amount only upon an event of default under the Note and, at such time, will accrue on the entire unpaid balance due under the Note at the prime rate of interest, as published in the Western Edition of the Wall Street Journal as of the first business day following the date of the event of default, plus 4% from the date of the event of default until cured.

A copy of the Note will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-QSB.

On January 15, 2008, the Company issued a press release announcing the issuance of the Note, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated January 15, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA Corporation

Date: January 15, 2008

/s/ Michael D. Matte
Michael D. Matte
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 15, 2008.